Exhibit 99.1

The Bon-Ton Stores, Inc. Announces Fourth Quarter and Fiscal 2012 Results

~ Fourth Quarter Net Income of $3.71 Per Diluted Share ~

~ Fiscal 2012 Net Loss of $1.16 Per Diluted Share ~

YORK, Pa.--(BUSINESS WIRE)--March 12, 2013--The Bon-Ton Stores, Inc. (NASDAQ: BONT) today reported operating results for the fourth quarter and fiscal 2012 ended February 2, 2013. Results for the fourth quarter and fiscal 2012 are impacted by the inclusion of an additional week in each period, resulting in a 14-week and 53-week reporting period, respectively, in accordance with the National Retail Federation fiscal reporting calendar. This compares with a reporting period of 13 weeks and 52 weeks in the fourth quarter and fiscal 2011, ended January 28, 2012, respectively.

Fourth Quarter Highlights

  Comparable store sales increased 1.0% as compared with the same 13-week period last year.
  Gross margin rate increased 160 basis points to 36.2%, compared with 34.6% in the fourth quarter of fiscal 2011.
  Operating income increased $14.9 million to $95.3 million, compared with $80.5 million in the fourth quarter of fiscal 2011.
  Adjusted EBITDA increased $16.4 million to $122.8 million, compared with $106.4 million in the fourth quarter of fiscal 2011. Adjusted EBITDA is not a measure recognized under generally accepted accounting principles (see Note 1).
  Net income totaled $74.4 million, or $3.71 per diluted share, compared with net income of $78.2 million, or $4.00 per diluted share, for the fourth quarter of fiscal 2011. Fourth quarter of fiscal 2011 results include income of $0.93 per diluted share associated with the net gain on extinguishment of debt.

Comments

Brendan Hoffman, President and Chief Executive Officer, commented, “We were pleased with our fourth quarter results and our accomplishments throughout 2012. We sequentially improved the business each quarter through a number of key initiatives, including a better balanced merchandise assortment, more disciplined inventory management, enhanced marketing efforts and upgrades to our eCommerce business.”

Mr. Hoffman continued, “As we look ahead, we are excited for continued progress on our initiatives as we gain additional insights into the business. We believe we laid the foundation in 2012, which we intend to enhance with new strategies, paving the way for sustainable long-term growth.”

Fiscal 2012 Highlights

  Comparable stores sales increased 0.5% as compared with the same 52-week period last year.
  Gross margin rate was 35.8%, compared with 36.0% in the prior year.
  Operating income totaled $70.0 million, compared with $66.6 million in the prior year. Operating income for fiscal 2012 includes a $7.9 million charge for severance-related costs associated with targeted reductions to the Company’s cost structure and a gain of $3.1 million related to the Company’s sale of certain Rochester, NY locations.
  Adjusted EBITDA, inclusive of the aforementioned $7.9 million of severance-related costs and the gain of $3.1 million related to the Company’s sale of certain Rochester, NY locations, was $168.8 million, compared with $170.1 million in the prior year (see Note 1). Adjusted EBITDA in fiscal 2012, excluding the noted severance-related costs and the gain, was $173.7 million.
  Net loss totaled $21.6 million, or $1.16 per diluted share, compared with a net loss of $12.1 million, or $0.67 per diluted share, for the prior year. Fiscal 2012 results include a charge of $7.1 million, or $0.38 per diluted share, for fees associated with the senior notes exchange, a charge of $7.9 million, or $0.43 per diluted share, for the severance-related costs and a net gain of $1.9 million, or $0.10 per diluted share, related to the Company’s sale of certain Rochester, NY locations and subsequent prepayment penalty on the extinguishment of related mortgage debt. Fiscal 2011 results included income of $0.48 per diluted share associated with a net gain on extinguishment of debt.

Net Sales

For the fourth quarter of fiscal 2012, total sales in the 14 weeks ended February 2, 2013 increased 3.2% to $1,015.1 million, compared with $983.2 million in the 13-week period last year. Comparable store sales in the 13 weeks ended January 26, 2013 increased 1.0%, compared with the 13-week period last year.

Fiscal 2012 total sales for the 53 weeks ended February 2, 2013 increased 1.2% to $2,919.4 million, compared with $2,884.7 million in the 52-week period last year. Comparable store sales in the 52 weeks ended January 26, 2013 increased 0.5%, compared with the 52-week period last year.

Other Income

Other income in the fourth quarter of fiscal 2012 was $19.1 million, compared with $26.0 million in the fourth quarter of fiscal 2011. The fourth quarter of fiscal 2011 included income related to the initial recognition of gift and merchandise card breakage. Other income in fiscal 2012 was $59.4 million, compared with $68.9 million in fiscal 2011.

Gross Margin

In the fourth quarter of fiscal 2012, gross margin increased $27.6 million to $367.3 million, compared with $339.7 million in the fourth quarter of fiscal 2011. The gross margin rate for the fourth quarter of fiscal 2012 increased to 36.2% of net sales from 34.6% of net sales in the prior year period. The increase in the gross margin rate in the fourth quarter is largely attributable to decreased net markdowns. Gross margin dollars in fiscal 2012 increased to $1,045.5 million, compared with $1,037.3 million in fiscal 2011. The gross margin rate for fiscal 2012 was 35.8%, compared with 36.0% in the prior year.

Selling, General and Administrative Expense (“SG&A”)

SG&A expense increased $4.3 million to $263.7 million in the fourth quarter of fiscal 2012, compared with $259.4 million in the fourth quarter of fiscal 2011. The increase in the SG&A expense reflects the inclusion of an additional week of SG&A expense. The SG&A expense rate for the fourth quarter of fiscal 2012 decreased to 26.0% of net sales, compared with 26.4% in the fourth quarter of fiscal 2011. Fiscal 2012 SG&A expense was $936.2 million, compared with $936.1 million in the prior year. Fiscal 2012 SG&A expense rate decreased to 32.1%, compared with 32.4% in the prior year.

Depreciation and Amortization / Amortization of Lease-related Interests

Depreciation and amortization expense, including amortization of lease-related interests, was $22.4 million in the fourth quarter of fiscal 2012 and the fourth quarter of fiscal 2011. Fiscal 2012 depreciation and amortization expense, including amortization of lease-related interests, decreased $6.8 million to $93.0 million, compared with $99.8 million in the prior year.

Non-Cash Impairment Charges

In the fourth quarter of fiscal 2012, the Company recorded non-cash impairment charges of $5.1 million, related to reductions in the reported carrying value of certain long-lived and intangible assets, compared with $3.5 million in the fourth quarter of fiscal 2011. In fiscal 2012, the Company recorded non-cash impairment charges of $5.8 million, compared with $3.7 million in fiscal 2011.

Interest Expense, Net

In the fourth quarter of fiscal 2012, interest expense, net, was $21.6 million, compared with $21.5 million in the prior year period. Fiscal 2012 interest expense, net, decreased $6.7 million to $82.8 million, compared with $89.5 million in the prior year. The decrease in fiscal 2012 primarily reflects reduced borrowings and interest rates.

Loss on Exchange/Extinguishment of Debt

In the fourth quarter of fiscal 2012, the Company recorded an additional $0.4 million loss on exchange of debt related to fees associated with the fiscal 2012 exchange of its senior notes, having previously recorded $6.7 million of similar charges. Additionally, in fiscal 2012, the Company recorded a $1.4 million loss on extinguishment of debt related to the prepayment of mortgage debt associated with the sale of certain of its Rochester, NY locations and amortization of deferred fees associated with an amendment to the Company’s revolving credit facility. In the fourth quarter of fiscal 2011, the Company’s repurchase, at a discount, of $46.0 million (principal amount) of its 10 ¼% Senior Notes due 2014 (the “2014 Notes”) resulted in a pre-tax gain, net of costs, of $18.2 million. In the first quarter of fiscal 2011, the Company recorded a $9.5 million loss on the extinguishment of debt for fees associated with the voluntary prepayment of the second lien term loan and the amendment and restatement of the revolving credit facility agreement. The aforementioned transactions resulted in a loss on exchange/extinguishment of debt of $8.5 million in fiscal 2012 and a net gain on extinguishment of debt of $8.7 million in fiscal 2011.

Income Tax (Benefit) Provision

An income tax benefit of $1.0 million was recorded in the fourth quarters of fiscal 2012 and fiscal 2011. An income tax provision of $0.2 million was recorded in fiscal 2012, compared with an income tax benefit of $2.0 million in fiscal 2011, which includes a $3.2 million benefit resulting from reclassifying from shareholders’ equity the residual tax effect associated with certain interest rate swap contracts that expired in July 2011.

Guidance

Keith Plowman, Executive Vice President and Chief Financial Officer, stated, “As noted in the Company’s January sales release, our excess borrowing capacity under our revolving credit facility was $518 million at the end of fiscal 2012. On January 23, 2013, we issued a notice of partial redemption for $65 million aggregate principal amount of the Company’s outstanding 2014 Notes at a cash redemption price equal to 100% of the principal amount, plus accrued and unpaid interest. The redemption was completed February 22, 2013 and approximately $69 million aggregate principal amount of the 2014 Notes remains outstanding.”

Mr. Plowman, continued, “Our fiscal 2013 guidance for Adjusted EBITDA is a range of $180 million to $200 million, for income per diluted share a range of $0.40 to $1.00 and for cash flow (see Note 2) a range of $20 million to $40 million. Assumptions reflected in our full-year guidance include the following:

  Comparable store sales increase in a range of 2.0% to 3.5%;
  Gross margin rate of 36.0% to 36.4%;
  SG&A expense, including increased performance incentives up to approximately $15 million, flat to down two-tenths as a percent of sales compared with fiscal 2012;
  Effective tax rate of 39%;
  Capital expenditures not to exceed $70 million, net of external contributions; and
  Estimated 20 million average diluted shares outstanding.”

Conference Call Details

The Company’s quarterly conference call to discuss fourth quarter and fiscal 2012 results will be broadcast live today at 10:00 a.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial (877) 502-9276 at 9:55 a.m. Eastern time. A taped replay of the conference call will be available within two hours of the conclusion of the call and will remain available through Tuesday, March 26, 2013. The number to call for the taped replay is (877) 870-5176 and the conference PIN is 1784357. The conference call will also be broadcast on the Company’s website at http://investors.bonton.com. An online archive of the webcast will be available within two hours of the conclusion of the call and will remain available through Tuesday, March 26, 2013.

Bank of America Merrill Lynch 2013 Consumer & Retail Conference

The Company will present at the Bank of America Merrill Lynch 2013 Consumer & Retail Conference, scheduled for 1:30 p.m. Eastern time on Wednesday, March 13, 2013, in New York City. The presentation will be broadcast through a web broadcast on the Company’s website. To access the web broadcast, please visit the Company’s website at http://investors.bonton.com. An online archive of the web cast will be available within two hours of the conclusion of the presentation.

About The Bon-Ton Stores, Inc.

The Bon-Ton Stores, Inc., with corporate headquarters in York, Pennsylvania and Milwaukee, Wisconsin, operates 271 department stores, which includes 11 furniture galleries, in 24 states in the Northeast, Midwest and upper Great Plains under the Bon-Ton, Bergner’s, Boston Store, Carson’s, Elder-Beerman, Herberger’s and Younkers nameplates. The stores offer a broad assortment of national and private brand fashion apparel and accessories for women, men and children, as well as cosmetics and home furnishings. For further information, please visit the investor relations section of the Company’s website at http://investors.bonton.com.

Cautionary Note Regarding Forward-Looking Statements

Certain information included in this press release contains statements that are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which may be identified by words such as “may,” “could,” “will,” “plan,” “expect,” “anticipate,” “estimate,” “project,” “intend” or other similar expressions, involve important risks and uncertainties that could significantly affect results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the Company. Factors that could cause such differences include, but are not limited to, risks related to retail businesses generally; a significant and prolonged deterioration of general economic conditions which could negatively impact the Company, including the potential write-down of the current valuation of intangible assets and deferred taxes; risks related to the agreement governing the Company’s proprietary credit card program; potential increase in pension obligations; consumer spending patterns, debt levels, and the availability and cost of consumer credit; additional competition from existing and new competitors; inflation; deflation; changes in the costs of fuel and other energy and transportation costs; weather conditions that could negatively impact sales; uncertainties associated with expanding or remodeling existing stores; the ability to attract and retain qualified management; the dependence upon relationships with vendors and their factors; a data security breach or system failure; the ability to reduce or control SG&A expenses, including initiatives to reduce expenses and improve efficiency; operational disruptions; unsuccessful marketing initiatives; the failure to successfully implement our key strategies, including initiatives to improve our merchandising, marketing and operations; adverse outcomes in litigation; the incurrence of unplanned capital expenditures; the ability to obtain financing for working capital, capital expenditures and general corporate purpose; the impact of new regulatory requirements including the Credit Card Accountability Responsibility and Disclosure Act of 2009 and the Health Care Reform Act; the inability or limitations on the Company’s ability to favorably adjust the valuation allowance on deferred tax assets; and the financial condition of mall operators. Additional factors that could cause the Company’s actual results to differ from those contained in these forward-looking statements are discussed in greater detail under Item 1A of the Company’s Form 10-K filed with the Securities and Exchange Commission.

Note 1: As used in this release, Adjusted EBITDA is defined as earnings before interest, income taxes, depreciation and amortization, including amortization of lease-related interests, impairment charges and loss (gain) on exchange/extinguishment of debt. Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles (“GAAP”). However, we present Adjusted EBITDA in this release because we consider it to be an important supplemental measure of our performance and because it is frequently used by securities analysts, investors and other interested parties to evaluate the performance of companies in our industry and by some investors to determine a company’s ability to service or incur debt. In addition, our management uses Adjusted EBITDA internally to compare the profitability of our stores. Adjusted EBITDA is not calculated in the same manner by all companies and, accordingly, is not necessarily comparable to similarly entitled measures of other companies and may not be an appropriate measure for performance relative to other companies. Adjusted EBITDA should not be assessed in isolation from or construed as a substitute for net income or cash flows from operations, which are prepared in accordance with GAAP. Adjusted EBITDA is not intended to represent, and should not be considered to be a more meaningful measure than, or an alternative to, measures of operating performance as determined in accordance with GAAP. A reconciliation of net income (loss) to Adjusted EBITDA is provided in the financial schedules accompanying this release.

Note 2: As used in this release, cash flow reflects the forecasted net income, plus depreciation and amortization, amortization of lease-related interests, and taxes, less capital expenditures and pension contributions.

THE BON-TON STORES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands except share and per share data)	February 2,	January 28,
(Unaudited)	2013	2012
Assets
Current assets:
Cash and cash equivalents	$7,926	$14,272
Merchandise inventories	758,400	699,504
Prepaid expenses and other current assets	70,601	69,032
Total current assets	836,927	782,808
Property, fixtures and equipment at cost, net of accumulated depreciation and
amortization of $804,559 and $743,312 at February 2, 2013 and January 28, 2012, respectively	652,822	677,133
Deferred income taxes	15,010	12,385
Intangible assets, net of accumulated amortization of $57,596 and $51,975 at
February 2, 2013 and January 28, 2012, respectively	110,563	119,165
Other long-term assets	18,887	26,712
Total assets	$1,634,209	$1,618,203
Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$193,898	$205,492
Accrued payroll and benefits	32,410	31,636
Accrued expenses	165,536	162,855
Current maturities of long-term debt	75,886	8,066
Current maturities of obligations under capital leases	3,925	4,365
Deferred income taxes	20,256	16,231
Income taxes payable	739	-
Total current liabilities	492,650	428,645
Long-term debt, less current maturities	768,864	814,271
Obligations under capital leases, less current maturities	52,478	56,677
Other long-term liabilities	209,611	187,003
Total liabilities	1,523,603	1,486,596
Shareholders' equity:
Preferred Stock - authorized 5,000,000 shares at $0.01 par value; no shares issued	-	-
Common Stock - authorized 40,000,000 shares at $0.01 par value; issued shares
of 17,491,277 and 17,081,376 at February 2, 2013 and January 28, 2012, respectively	175	171
Class A Common Stock - authorized 20,000,000 shares at $0.01 par value; issued
and outstanding shares of 2,951,490 at February 2, 2013 and January 28, 2012	30	30
Treasury stock, at cost - 337,800 shares at February 2, 2013 and January 28, 2012	(1,387)	(1,387)
Additional paid-in-capital	158,728	155,400
Accumulated other comprehensive loss	(73,242)	(74,356)
Retained earnings	26,302	51,749
Total shareholders' equity	110,606	131,607
Total liabilities and shareholders' equity	$1,634,209	$1,618,203

THE BON-TON STORES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	FOURTEEN	THIRTEEN	FIFTY-THREE	FIFTY-TWO
	WEEKS ENDED	WEEKS ENDED	WEEKS ENDED	WEEKS ENDED
(In thousands except per share data)	February 2,	January 28,	February 2,	January 28,
(Unaudited)	2013	2012	2013	2012

Net sales	$1,015,054	$983,230	$2,919,411	$2,884,661
Other income	19,105	25,981	59,425	68,869
	1,034,159	1,009,211	2,978,836	2,953,530

Costs and expenses:
Costs of merchandise sold	647,739	643,481	1,873,890	1,847,369
Selling, general and administrative	263,654	259,379	936,175	936,060
Depreciation and amortization	21,183	21,237	88,276	95,033
Amortization of lease-related interests	1,167	1,163	4,696	4,747
Impairment charges	5,088	3,481	5,800	3,690
Income from operations	95,328	80,470	69,999	66,631
Interest expense, net	21,565	21,502	82,839	89,507
Loss (gain) on exchange/extinguishment of debt	398	(18,179)	8,485	(8,729)

Income (loss) before income taxes	73,365	77,147	(21,325)	(14,147)
Income tax (benefit) provision	(1,049)	(1,048)	228	(2,019)

Net income (loss)	$74,414	$78,195	$(21,553)	$(12,128)

Basic income (loss) per share	$3.74	$4.00	$(1.16)	$(0.67)

Diluted income (loss) per share	$3.71	$4.00	$(1.16)	$(0.67)

Other financial data:
Adjusted EBITDA (1)	$122,766	$106,351	$168,771	$170,101

(1) Adjusted EBITDA reconciliation

The following table reconciles net income (loss) to Adjusted EBITDA for the periods indicated:

	FOURTEEN	THIRTEEN	FIFTY-THREE	FIFTY-TWO
	WEEKS ENDED	WEEKS ENDED	WEEKS ENDED	WEEKS ENDED
(In thousands)	February 2,	January 28,	February 2,	January 28,
(Unaudited)	2013	2012	2013	2012

Net income (loss)	$74,414	$78,195	$(21,553)	$(12,128)
Adjustments:
Income tax (benefit) provision	(1,049)	(1,048)	228	(2,019)
Loss (gain) on exchange/extinguishment of debt	398	(18,179)	8,485	(8,729)
Interest expense, net	21,565	21,502	82,839	89,507
Depreciation and amortization	21,183	21,237	88,276	95,033
Amortization of lease-related interests	1,167	1,163	4,696	4,747
Impairment charges	5,088	3,481	5,800	3,690

Adjusted EBITDA	$122,766	$106,351	$168,771	$170,101

CONTACT:
The Bon-Ton Stores, Inc.
Mary Kerr, 717-751-3071
Vice President
Investor and Public Relations
mkerr@bonton.com